EXHIBIT 2


PATRICK L. MEEHAN
UNITED STATES ATTORNEY

PAUL G. SHAPIRO
Assistant United States Attorney
615 Chestnut Street, Suite 1250
Philadelphia, PA 19106
Telephone:  (215) 861-8325

JOHN G. SILBERMANN
General Attorney
409 Third Street, S.W., Seventh Floor
Washington, D.C. 20416
Telephone:  (202) 205-6841
Facsimile:   (202) 205-7154


                       IN THE UNITED STATES DISTRICT COURT
                    FOR THE EASTERN DISTRICT OF PENNSYLVANIA

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                                         )
UNITED STATES OF AMERICA                 )
                                         )
                  Plaintiff              )
                                         )
                  v.                     ) Civ. Action No.
                                         )
ACORN TECHNOLOGY FUND, L.P.              )      03-0070
                                         )
                  Defendant              )
                                         )
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                        ORDER FOR OPERATING RECEIVERSHIP
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IT IS HEREBY ORDERED, ADJUDGED AND DECREED:

         1. Pursuant to the provisions of 13 C.F.R. ss. 1820 and 15 U.S.C. ss. 687c, this Court hereby takes exclusive jurisdiction of Acorn Technology Fund, L.P. ("ACORN"), and all of its assets and property, of whatever kind and wherever located, and the United States Small Business Administrative ("SBA") is



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hereby appointed Receiver of ACORN ("Receiver") to serve without bond until further order of this Court. The Receiver is appointed for the purpose of continuing the operations of ACORN, including without limitation managing ACORN's portfolio of investments, satisfying the claims of creditors and the sale of assets in the ordinary course of business, and defending and pursuing claims and causes of action available to ACORN, as warranted.

         2. The Receiver shall have all powers, authorities, rights and privileges heretofore possessed by the officers, directors, managers and general and limited partners of ACORN under applicable state and federal law, by the Amended Articles of Limited Partnership, and By-Laws of said limited partnership, in addition to all powers and authority of an operating receiver at equity, and all powers and authority conferred upon the Receiver by the provisions of 28 U.S.C. ss. 754. To the extent that any manager or any directors, officers, employees or agents of any manager of ACORN have been chosen, appointed or elected to serve in any capacity on behalf of ACORN or otherwise as ACORN's designee on any board or in any other capacity in the operations of any portfolio concern of ACORN, the Receiver shall have the power upon written notice to dismiss such persons from such capacity immediately as well. The authority of any general partner, manager, investment advisor, other agents or board or committee of ACORN is suspended during the pendency of the receivership. Such persons and entities shall have no authority with respect to ACORN's operations or assets, except to the extent as may hereafter be expressly granted by the Receiver. The Receiver shall assume and control the operation of ACORN and shall pursue and preserve all of its claims.


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         3. The Receiver is entitled to take immediate possession of all assets, bank accounts or other financial accounts, books and records and all other documents or instruments relating to ACORN. The past and/or present officers, directors, agents, managers, general and limited partners, trustees, attorneys, accountants, and employees of ACORN, as well as all of those acting in their place, are hereby ordered and directed to turn over to the Receiver forthwith all books, records, documents, accounts and all other instruments and papers of and relating to ACORN and all of ACORN's assets and all other assets and property of the limited partnership, whether real or personal. Acorn Technology Partners, LLC shall furnish a written statement within five (5) days after the entry of this Order, listing the identity, location and estimated value of all assets of ACORN, a list of all employees (and job titles thereof), other personnel, attorneys, accountants and any other agents or contractors of ACORN, as well as the names, addresses and amounts of claims of all known creditors of ACORN. Within thirty (30) days following the entry of this Order, Acorn Technology Partners, LLC shall also furnish a written report describing all assets. All persons and entities having control, custody or possession of any assets or property of ACORN are hereby directed to turn such assets and property over to the Receiver.

         4. The Receiver shall promptly give notice of its appointment to all known officers, directors, agents, employees, shareholders, creditors, debtors, managers and general and limited partners of ACORN, as the Receiver deems necessary or advisable to effectuate the operation of the receivership. All persons and entities owing any obligation, debt, or distribution with respect to a partnership interest to ACORN shall, until further order by this Court, pay all such obligations in accordance with the terms thereof to the Receiver and its receipt for such payments shall have the same force and effect as if ACORN had received such payments.


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         5. The Receiver is hereby authorized to open such Receiver's accounts at banking or other financial institutions to extend credit on behalf of ACORN, to utilize SBA personnel, and to employ such other personnel as it may deem necessary to effectuate the operation of the receivership including, but not limited to, attorneys, accountants, consultants and appraisers, and is further authorized to expend receivership funds to compensate such personnel in such amounts and upon such terms as the Receiver shall deem reasonable in light of the usual fees and billing practices and procedures of such personnel. The Receiver is not required to obtain Court approval prior to the disbursement of receivership funds for payments to personnel employed by the Receiver or for expenses that the Receiver deems advantageous to the orderly administration and operation of the receivership. In addition, the Receiver is authorized to reimburse the SBA for travel expenses incurred by SBA personnel in the establishment and administration of the receivership. The Receiver may, without further order of this Court, transfer, compromise, or otherwise dispose of any claim or asset in the ordinary course of business, other than real estate.

         6. ACORN's past and/or present officers, directors, agents, attorneys, managers, shareholders, employees, debtors, creditors, managers and general and limited partners of ACORN, and other appropriate persons or entities (including without limitation, the defendant's portfolio of small business concerns and financial institutions doing business with defendant and/or defendant's portfolio of small business concerns) shall answer under oath to the Receiver all questions which the Receiver may put to them and produce any documents as required by the Receiver regarding the business of said limited partnership, or any other matter relevant to the operation or administration of the receivership or the collection of funds due to ACORN. In the event that the Receiver deems it necessary to require the appearance of the aforementioned persons or entities,


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the Receiver shall make its discovery request(s) in accordance with the Federal
Rules of Civil Procedure.

         7. The parties to any and all civil legal proceedings of any nature, including, but not limited to, bankruptcy proceedings, arbitration proceedings, foreclosure actions, default proceedings, or other actions of any nature involving ACORN or any assets of ACORN, including subsidiaries and partnerships, wherever located, and excluding the instant proceeding, involving ACORN, the Receiver, or any of ACORN's past or present officers, directors, managers, agents, or general or limited partners sued for, or in connection with, any action taken by them while acting in such capacity of any nature, whether as plaintiff, defendant, third-party plaintiff, third-party defendant, or otherwise, are enjoined from commencing or continuing any such legal proceeding, or from taking any action, in connection with any such proceeding or any such asset. All civil legal proceedings of any nature, including but not limited to bankruptcy proceedings, arbitration proceedings, foreclosure actions, default proceedings, or other action of any nature involving ACORN or any assets of ACORN, including subsidiaries and partnerships, wherever located, and excluding the instant proceeding, involving ACORN, the Receiver, or any of ACORN's past or present officers, directors, managers, agents, or general or limited partners sued for, or in connection with, any action taken by them while acting in such capacity of any nature, whether as plaintiff, defendant, third-party plaintiff, third-party defendant, or otherwise, are stayed in their entirety, and all Courts having any jurisdiction thereof are enjoined from taking or permitting any action until further Order of this Court. Further, as to a cause of action accrued or accruing in favor of ACORN against a third person or party, any applicable statue of limitation is tolled during the period in which this injunction against commencement of legal proceedings is in effect as to that cause of action.

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         8. ACORN and its past and/or present directors, officers, managers, general or limited partners, agents, employees and other persons or entities acting in concert or participating therewith be, and they hereby are, enjoined from either directly or indirectly taking any actions or causing any such action to be taken which would dissipate the assets and/or property of ACORN to the detriment ACORN or of the Receiver appointed in this cause, including but not limited to destruction of corporate records, or which would violate the Small Business Investment Act of 1958, as amended, 15 U.S.C. 661 et seq. or the regulations promulgated thereunder, ("Regulations"), 13 C.F.R. ss. 107.1 et. seq.

         9. The Receiver is authorized to borrow on behalf of ACORN, from the SBA, up to $500,000 and is authorized to cause ACORN to issue Receiver's Certificates of Indebtedness in the principal amounts of the sums borrowed, which certificates will bear interest at or about 10 percent per annum and will have a maturity date no later than 18 months after the date of issue. Said Receiver's Certificates of Indebtedness shall have priority over all other debts and obligations of ACORN, excluding administrative expenses of the Receivership, whether currently existing or hereinafter incurred, including without any claims of general or limited partners of ACORN.

         10. This Court determines and adjudicates that SBA has made a sufficient showing that ACORN has violated the Act and the Regulations, as alleged in the Complaint filed against ACORN in the instant action, to obtain the relief so requested.

         11. Nothing in this Order shall be construed to limit or prevent SBA or the Receiver from moving this Court to enter an order seeking the liquidation of ACORN and/or revocation of ACORN's SBA license.



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         DATED this 17th day of January, 2001.



                                    /s/
                                    ----------------------------------
                                    UNITED STATES DISTRICT COURT JUDGE





















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